Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is made by and between Scott Raskin (“Employee”) and Quotient Technology Inc. (f/k/a Coupons.com Incorporated and Coupons, Inc.) (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
WHEREAS, Employee was employed by the Company;
WHEREAS, Employee agreed to abide by an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company (the “Confidentiality Agreement”);
WHEREAS, the Company granted Employee equity awards under the Company’s 2013 Equity Incentive Plan and individual award agreements (collectively, the “Equity Award Agreements”);
WHEREAS, the Company terminated Employee’s employment with the Company without “Cause” during the “Retention Period” (as those terms are defined in the Change of Control Severance Agreement between Employee and the Company effective as of August 5, 2019 and amended on May 1, 2022 and June 10, 2022 (the “COC Agreement”)) effective March 31, 2023 (the “Termination Date”); and
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
COVENANTS
1. Consideration. If Employee timely signs this Agreement, allows the releases set forth herein to become effective, and remains in compliance with all obligations contained in this Agreement, then the Company shall provide Employee with the following severance benefits in accordance with the COC Agreement:
a. Separation Payment. The Company will pay Employee a lump-sum payment of nine hundred thirty thousand dollars ($930,000.00), which is equal to two hundred percent (200%) of Employee’s annual base salary, less applicable withholdings.
b. Bonus Payment. The Company will pay Employee a lump-sum payment (less applicable withholding taxes) of nine hundred thirty thousand dollars ($930,000.00), which is equal to two hundred percent (200%) of Employee’s annual bonus for 2022 at target level as in effect immediately prior to Employee’s termination date.
c. COBRA. The Company will pay Employee a taxable lump-sum payment of fifty-nine thousand two hundred forty-six dollars and forty cents ($59,246.40) which is equal to the monthly COBRA premium that Employee would have been required to pay to continue Employee’s group health coverage in effect on the Termination Date (which amount will be based on the premium for the first month of COBRA coverage), multiplied by twenty-four (24), which payment will be made regardless of whether Employee elects COBRA continuation coverage (the “COBRA Payment”). For the avoidance of doubt, the COBRA Payment may be used for any purpose, including but not limited to continuation coverage available under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and will be subject to all applicable tax withholdings.
d. Accelerated Vesting of Outstanding Equity Awards; Option Exercise Period Extension. All outstanding and unvested equity awards subject solely to time-based vesting conditions will vest as of the Termination Date and become exercisable, as applicable; and the performance stock unit awards granted to Employee on March 1, 2021 and March 1, 2022 will immediately vest as of the Termination Date at target level (i.e., 100% of the target number of shares of Company stock underlying such grant). Exhibit A attached hereto sets forth an accounting of all outstanding and unvested equity awards, including the amount that will become vested on the Termination Date as set forth herein. In addition, each outstanding stock option award held by Employee as of the Termination Date shall hereby be amended as follows: if such stock option (i) has an exercise price that equals or exceeds the closing price of a share of the Company’s common stock as of the Termination Date, then such stock option shall remain exercisable through the third anniversary of such termination date, and (ii) does not have an exercise price that equals or exceeds the closing price of a share of the Company’s common stock as of the Termination Date, then such stock option shall remain exercisable through the earlier to occur of the third anniversary of the Termination Date and the date on which such option would have expired if Employee’s employment had continued through the full term of such stock option. Exhibit A attached hereto sets forth an accounting of all outstanding stock options, including the expiration date of each such stock option as amended in accordance with this Section 1(d). The parties intend any such modification of any stock option in accordance with this section to comply with the provision of Section 409A (as defined below) such that any modifications shall not result in any additional taxes or penalties under Section 409A.
Employee acknowledges that upon receipt of the benefits set forth in Section 1(a), (b), (c), and (d), Employee will have received all of the severance benefits Employee is entitled to receive under the COC Agreement, and that all such obligations of Company to provide severance benefits thereunder will be extinguished. All payments under this Section 1 are payable on the first regular payroll date following the 60th day following the Termination Date, but in all events no later than 75 days following the Termination Date.
2. [Paragraph intentionally omitted.]
3. Benefits. Employee’s eligibility for and/or participation in all benefits and incidents of employment, including, but not limited to, vesting in equity awards, and the accrual of bonuses, ceased as of the Termination Date, subject to the Employee’s right to continued benefits under COBRA.
4. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement and expenses subject to reimbursement in accordance with Section 5 hereof, the Company has paid or provided all salary, wages, bonuses and incentive compensation, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, equity award vesting, and any and all other benefits and compensation due to Employee.
5. Expense Reimbursement. Employee agrees that, within ten (10) days after the Termination Date, Employee will submit Employee’s final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Termination Date, if any, for which Employee seeks reimbursement. The Company will reimburse Employee for these expenses pursuant to its regular business practice, but in all events no later than December 31, 2023.
6. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns, (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud,

misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;
d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, and the Immigration Reform and Control Act; or any and all state or local law equivalents or counterparts;
e. any and all claims for violation of the federal or any state constitution;
f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g. any and all claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of payments received by Employee as of the Termination Date; and
h. any and all claims for attorneys’ fees and costs.
Employee agrees that, except as otherwise set forth in this Agreement, the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Section 19, except as required by applicable law. This release does not extend to any right Employee may have to unemployment compensation benefits. This release does not extend to: (a) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with the Company or any other Releasees to which Employee is a party, the Company’s bylaws, or applicable law; (b) any rights or claims for benefits that Employee may have under a professional or directors and officers insurance policy purchased by the Company or its affiliates (including any other Releasee); (c) any vested rights that Employee may have under the Company 401(k) plan (or similar plan designed for retirement), the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent; and (d) any rights that Employee may have as an equity holder in the Company.
7. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary (“ADEA Waiver”). Employee agrees that this ADEA Waiver does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this ADEA Waiver is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the 7-day revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this ADEA Waiver, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this

Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
8. Unknown Claims: California Civil Code Section 1542 and/or Applicable State Law Equivalent. The claims released in this Agreement includes both known and unknown claims. Employee acknowledges that Employee has been advised to consult with legal counsel and Employee waives and relinquishes any rights Employee has under any applicable state law that otherwise limits Employee’s ability to release unknown claims, including, but not limited to California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other applicable statute or common law principles of similar effect.

9. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
10. [Paragraph intentionally omitted].
11. Trade Secrets and Confidential Information/Company Property. Employee acknowledges, reaffirms, and agrees to continue to abide by Employee’s obligations of confidentiality to the Company as set forth in the terms of the Confidentiality Agreement, the Employee Handbook, and the Code of Business Conduct and Ethics, each as in effect on the date hereof (the “Nondisclosure Agreements”). In particular, Employee acknowledges and reaffirms that Employee will continue to hold in confidence and not use or disclose the Company’s trade secrets, confidential and proprietary information, and associated third party confidential information, in each case, as required of the terms and conditions of the Nondisclosure Agreements. By signing below, Employee certifies that Employee has returned all documents and other items provided to Employee by the Company (with the exception of a copy of the Employee Handbook and Employee’s personnel documents), developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company, and Employee has permanently deleted all electronic documents and information related to Employee’s employment with the Company or that Employee obtained as a result of Employee’s employment with the Company. The Company hereby agrees and acknowledges that Employee may retain the personal computing equipment originally provided by the Company and currently in Employee’s possession (including the Company computers, monitors, printers, and other similar equipment) following the Termination Date, after the Company is given the opportunity to remove any Company confidential and proprietary information that may be contained thereon. Employee will bring all Company-provided equipment within three business days of the Termination Date to the Company’s Salt Lake City office so that the Company’s IT personnel can remove all Company confidential and proprietary information from the equipment.
12. No Cooperation. Subject to Section 13 governing Protected Activity, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to reasonably promptly notify the Company upon receipt of any such subpoena or court order, and to furnish, within five (5) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.
13. Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”) or any and all of their state or local law equivalents or counterparts. Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies to the extent required by the Nondisclosure Agreements. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
14. No Solicitation. Employee acknowledges that, as a result of Employee’s employment with the Company, Employee has gained access to and learned much or all of the Company’s Trade Secret information. Employee agrees that Employee will not use the Company’s Trade Secret information, alone or as a partner, officer, director, employee or stockholder of any entity, to directly or indirectly: (a) solicit, induce or attempt to induce any employee or independent contractor of the Company to terminate the employee’s or contractor’s employment or contractual relationship with the Company; or (ii) solicit, induce, or attempt to induce any client, customer, vendor, or business affiliate of the Company to terminate its/their contractual relationship with the Company. Employee further agrees that Employee will maintain the confidentiality of, and not directly or indirectly disclose to any individual or entity, the Company’s Trade Secret information, without the written consent of the Company or as compelled by law. Employee also agrees that Employee will not: (a) take with Employee, without the written consent of the Company, any of the Company’s Trade Secret information; or (b) reconstruct the same or similar information from memory or from some other source associated with the Company. For the purpose of this Agreement, “Trade Secret” shall mean: information relating to the business or affairs of the Company, its parent or any of its subsidiaries and affiliates, including a formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. By way of example only, Trade Secrets includes but is not limited to, client or customer names or lists, chain of command and pricing information related to customers or clients, details of customer/client agreements, historical data regarding customer/client preferences or order history, and other information identifying facts and circumstances specific to the customer/client and relevant to Company’s sales or services; the Company’s technical information, designs, drawings, processes, systems, procedures, methods, formulae, test data, specifications, sketches, plans (engineering, architectural or otherwise), apparatus, know-how, improvements, non-public price lists or pricing information, financial data, analyses, profit margins, data gathered by the Company regarding prospective clients, the Company’s methodology for responding to RFPs, business and financial methods or practices, business plans, operating margins, marketing, merchandising and selling techniques and information, expansion strategies, operating strategies, and sources of supply.  The foregoing list is provided for the purpose of illustration and is not intended to be exhaustive.
15. Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees to instruct the Company’s executive officers, members of the Board of Directors, and Human Resources department as of the Effective Date to refrain from any disparagement, defamation, libel or slander of Employee. Employee shall direct any inquiries by potential future employers to the Company’s Human Resources department. Nothing in this Agreement prevents Employee from discussing or disclosing information about acts of sexual harassment or sexual assault in the workplace or engaging in Protected Activity.

16. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the ADEA Waiver, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.
17. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (i) an admission of the truth or falsity of any actual or potential claims or (ii) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
18. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

19. Arbitration. The Parties agree that any claim by any Party for breach or enforcement of any provision of this Agreement, or the interpretation thereof, or any of the matters herein released, shall be subject to arbitration, unless otherwise prohibited by law. Arbitration will be conducted in Santa Clara County, California and will be conducted by Judicial Arbitration & Mediation Services (“JAMS”) pursuant to its Employment Arbitration Rules & Procedures. Employee also agrees that Employee may only commence an action in arbitration, or assert counterclaims in an arbitration, on an individual basis and, thus, Employee hereby waives the right to commence or participate in any class, collective or representative action(s) against the Company, or to join Employee’s claims with those of another employee or party, as permitted by law. This paragraph does not preclude Employee from engaging in Protected Activity as set forth in this Agreement. The decision of the arbitrator shall be final and binding, and the Parties waive the right to trial de novo or appeal, excepting only for the purpose of confirming the arbitrator’s decision, for which purpose the Parties agree the superior court in the State of California shall have jurisdiction. Notwithstanding the foregoing, this section will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to this Agreement and the agreements incorporated herein by reference. Should any part of the arbitration agreement contained in this section conflict with any other agreement to arbitrate between the Parties, the Parties agree that this arbitration agreement shall govern.
20. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (i) Employee’s failure to pay or delayed payment of federal or state taxes, or (ii) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
21. Section 409A. It is intended that this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Payments under Section 1 of this Agreement will be made no later than the 15th day of the third month following the year in which the separation benefits vests. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Employee when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A. If Employee is a “specified employee” within the meaning of Section 409A at the time of the Employee’s termination, then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Employee’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. To the extent that the health care continuation reimbursement under Section 1, or any other reimbursement or in-kind benefit plan or arrangement in which Employee participates, provides for a “deferral of compensation” within the meaning of Section 409A and does not otherwise comply with Section 409A, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year, (ii) the right to the applicable reimbursement or benefit is not subject to liquidation or exchange for another benefit or payment, (iii) to the extent there is any reimbursement of an expense, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, in-kind benefits will only be provided, and reimbursements will only be made for expenses incurred, during Employee’s lifetime. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.
22. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
23. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision. All provisions in this Agreement or any surviving agreement made a part hereof shall be enforced to the greatest extent possible and lawful. Notwithstanding this section, in the event that Section 6 is deemed unenforceable, this Agreement shall be deemed null and void, and the Company shall be entitled to recover any payments made under this Agreement.
24. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
25. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement, Employee’s employment with and separation from the Company, and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, Section 10 of the COC Agreement, and the Equity Award Agreements, except as otherwise modified or superseded herein. For clarity, the provisions contained in the Confidentiality Agreement survive and are not superseded by this Agreement.
26. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief People Officer.
27. Governing Law. The terms of this Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in California.
28. Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days. Employee has seven (7) days after signing this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).
29. Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.
30. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:
(a) Employee has read this Agreement;
(b) Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;
(c) Employee understands the terms and consequences of this Agreement and of the releases it contains;

(d) Employee is fully aware of the legal and binding effect of this Agreement; and
(e) Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SCOTT RASKIN, an individual

Dated: _3/31/2023_______________    _/s/ Scott Raskin_______________________
Scott Raskin

QUOTIENT TECHNOLOGY INC.

Dated: _3/31/2023_______________    By: _/s/ Renee Cutright________________________
Renee Cutright
Chief People Officer

EXHIBIT A1
RSU’s

Award Number	Grant Date	# of RSU’s Vesting on Termination Date
00004611	9/1/2019	68,120
00004764	3/1/2020	45,391
00005228	3/1/2021	49,787
00005674	3/1/2022	161,787
00006149	7/1/2022	156,188
OPTIONS
1 The vesting of the RSU’s, options, and PSU’s listed in Exhibit A will only be accelerated if Employee signs this Agreement, does not revoke his acceptance, and this Agreement goes into effect in accordance with Section 28.

Award Number	Grant Date	Options Granted	Exercise Price (“EP”)	# of Options Vesting on Termination Date	Deadline for Exercising Options if Share Price ≥ EP	Deadline for Exercising Options if Share Price < EP
00002972	2/7/2017	23,474	$10.65	N/A2	3/31/2026	3/31/2026
00003613	6/5/2017	12,931	$11.60	N/A3	3/31/2026	3/31/2026
00004612	9/1/2019	1,127,201	$7.34	140,900	3/31/2026	3/31/2026
00004759	3/1/2020	381,437	$8.95	95,360	3/31/2026	3/31/2026
00006147	7/1/2022	375,000	$3.20	312,500	3/31/2026	3/31/2026

PSU’s

Award Number	Grant Date	Shares that will Vest at 100% Target Level Upon Termination
00005233	3/1/2021	99,573
00005680	3/1/2022	215,716

2 Award 00002972 fully vested prior to the Termination Date.
3 Award 00003613 fully vested prior to the Termination Date.